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                     March 30, 2023

       Shane O   Connor
       Chief Financial Officer
       UniFirst Corporation
       68 Jonspin Road
       Wilmington, MA 01887

                                                        Re: UniFirst
Corporation
                                                            Form 10-K for
Fiscal Year Ended August 27, 2022
                                                            Filed October 26,
2022
                                                            Form 8-K Furnished
October 19, 2022
                                                            File No. 001-08504

       Dear Shane O   Connor:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services